Exhibit 99

Colgate Announces 4th Quarter and Full Year 2012 Results

Operating Profit, Net Income and Diluted EPS All Up for 4Q and Full Year

NEW YORK--(BUSINESS WIRE)--January 31, 2013--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,286 million in fourth quarter 2012, an increase of 2.5% versus fourth quarter 2011. Global unit volume grew 1.5%, pricing increased 2.5% and foreign exchange was negative 1.5%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 4.0%.

Net income and Diluted earnings per share in fourth quarter 2012 were $598 million and $1.26, respectively. Net income in fourth quarter 2012 included $73 million ($0.15 per diluted share) of aftertax charges resulting from the implementation of the previously disclosed four-year Global Growth and Efficiency Program (the “2012 Restructuring Program”) and costs associated with the sale of land in Mexico.

Net income and Diluted earnings per share in fourth quarter 2011 were $590 million and $1.21, respectively. As previously disclosed, Net income in fourth quarter 2011 included aftertax charges of $44 million ($0.09 per diluted share) resulting from the items described in Table 8.

Excluding the above noted items in both periods, Net income in fourth quarter 2012 was $671 million, an increase of 6% versus fourth quarter 2011, and Diluted earnings per share in fourth quarter 2012 was $1.41, an increase of 8% versus fourth quarter 2011.

Gross profit margin was 58.4% in fourth quarter 2012 versus 57.4% in the year ago quarter. Excluding the above noted items in both periods, Gross profit margin was 58.6% in fourth quarter 2012, an increase of 90 basis points versus the year ago quarter, as higher pricing and cost savings from the Company’s funding-the-growth initiatives more than offset the impact of increases in raw and packaging material costs and higher production costs in Venezuela.

Selling, general and administrative expenses were 34.7% of Net sales in fourth quarter 2012 versus 34.6% in fourth quarter 2011. Excluding the above noted items in both periods, Selling, general and administrative expenses increased by 10 basis points to 34.6% of Net sales in fourth quarter 2012, as overhead expenses increased by 20 basis points and advertising decreased by 10 basis points. Worldwide advertising spending on an absolute basis increased 1.4% versus the year ago quarter to $434 million.

Operating profit increased 2% to $942 million in fourth quarter 2012 compared to $923 million in fourth quarter 2011. Excluding the above noted items in both periods, Operating profit increased 6% to $1,035 million.

Net cash provided by operations for the full year 2012 increased 10% to $3,196 million compared to $2,896 million for the full year 2011. The increase was driven by strong operating earnings as well as a continued tight focus on working capital, especially accounts receivable and inventory management. Free cash flow before dividends exceeded 100% of Net income. Working capital as a percentage of Net sales was 0.7%, even with the year ago period.

For the full year 2012, worldwide Net sales were $17,085 million, up 2.0% versus full year 2011. Global unit volume grew 3.0%, pricing increased 3.0% and foreign exchange was negative 4.0%. Excluding divested businesses, global unit volume grew 3.5%. The Sanex acquisition contributed 0.5% to full year sales and volume growth. Organic sales grew 6.0%.

Net income and Diluted earnings per share for full year 2012 were $2,472 million and $5.15, respectively. Full year 2012 results include $102 million ($0.21 per diluted share) of aftertax charges resulting from the implementation of the 2012 Restructuring Program, the implementation of the previously disclosed business realignment and other cost-saving initiatives and costs associated with the sale of land in Mexico.

Net income and Diluted earnings per share for full year 2011 were $2,431 million and $4.94, respectively. As previously disclosed, full year 2011 results included net aftertax charges of $42 million ($0.09 per diluted share) resulting from the items described in Table 9.

Excluding the items noted above in both periods, Net income for full year 2012 increased 4% versus full year 2011 and Diluted earnings per share increased 7% versus full year 2011.

Gross profit margin was 58.1% for full year 2012 versus 57.3% in full year 2011. Excluding the items noted above in both periods, gross profit margin was 58.3% in full year 2012, up 70 basis points versus full year 2011, as higher pricing and cost savings from the Company’s funding-the-growth initiatives more than offset the impact of increases in raw and packaging material costs and negative foreign exchange transaction costs.

As previously disclosed, the 2012 Restructuring Program is projected to result in cumulative pretax charges, once all phases are approved and implemented, totaling between $1,100 and $1,250 million ($775 and $875 million aftertax), with pretax savings projected to be in the range of $365 to $435 million ($275 to $325 million aftertax) annually by the fourth year of the program. Fourth quarter projects under the 2012 Restructuring Program have been initiated largely as planned, with savings from the 2012 Restructuring Program expected to be realized beginning in 2013.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the 2012 and 2011 items noted above, “We are very pleased to have ended the year with another quarter of strong profitability. Gross profit margin, operating profit margin and net income as a percent of sales all increased versus the year ago period.

“As we began 2012, we anticipated an intense competitive environment, and challenging foreign currency exchange and macroeconomic conditions worldwide. Despite this, we planned to improve worldwide market shares and volume growth, achieve gross margin expansion, increase commercial spending and grow diluted earnings per share at a double-digit rate, on a currency-neutral basis.

“We are delighted that we were able to achieve all of these objectives in 2012. It was another year of healthy top-line growth as well, with organic sales increasing 6.0%, led by the emerging markets where organic sales grew a robust 10.0%. Pleasingly, this growth was well balanced between solid unit volume gains and higher pricing worldwide.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.6% year to date, up 0.5 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 32.7% year to date, up 0.8 share points versus year ago.

“Looking forward, we expect our growth momentum to continue as we enter 2013. Our new product pipeline is very full around the world and we are pleased that our global restructuring program is on track and proceeding smoothly. We also continue to be sharply focused on our aggressive funding-the-growth programs and our strategic worldwide pricing initiatives.

“Based on this, we anticipate another year of gross margin expansion in 2013 and that diluted earnings per share will grow at a double-digit rate, on a dollar basis, excluding charges related to the 2012 Restructuring Program and absent any major currency devaluations or significant macroeconomic events.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on fourth quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance for fourth quarter 2012 versus the year ago period. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 4.0% in fourth quarter 2012. Unit volume increased 1.5% with 2.0% higher pricing and 0.5% positive foreign exchange. Organic sales increased 3.5% during the quarter.

Operating profit in North America increased 23% in the fourth quarter of 2012 to $236 million, or 30.0% of Net sales. This increase in Operating profit was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was driven by cost savings from the Company’s funding-the-growth initiatives and higher pricing, which were partially offset by higher raw and packaging material costs. This decrease in Selling, general and administrative expenses was primarily due to lower advertising expenses.

In the U.S., Colgate’s toothpaste market share reached 36.1% year to date, up 1.0 share point versus year ago, driven by strong sales of Colgate Optic White and Colgate Optic White Enamel White toothpastes. In manual toothbrushes, Colgate’s leading market share reached 35.7% year to date, up 2.1 share points versus year ago, driven by the success of Colgate 360° Optic White, Colgate 360° Sensitive Pro-Relief and Colgate Extra Clean manual toothbrushes.

Successful products driving growth in the U.S. in other categories include Colgate Optic White mouthwash, Softsoap brand Pampered Hands Coconut Lime Parfait foaming hand soap, Softsoap brand Citrus Splash & Berry Fusion body wash, Palmolive Soft Touch with Coconut Butter dish liquid, Suavitel fabric conditioner and Fabuloso liquid cleaner.

Exciting new products launching in first quarter 2013 include Colgate 360° Total Advanced Floss Tip bristles manual toothbrush, Colgate Optic White Dual Action toothpaste and Colgate Total Zx Pro-Shield Plus Sensitivity toothpaste offering long-lasting protection for teeth, gums and sensitivity.

Latin America (29% of Company Sales)

Latin America Net sales increased 1.5% in fourth quarter 2012. Unit volume decreased 1.5% with 5.0% higher pricing and 2.0% negative foreign exchange. Excluding divested businesses, Latin America unit volume decreased 1.0%. Volume gains in Brazil and Central America were offset by volume declines in Venezuela. Organic sales for Latin America increased 4.0% during the quarter.

Operating profit in Latin America decreased 4% in the fourth quarter of 2012 to $348 million, or 28.5% of Net sales. This decrease in Operating profit was due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was due to higher raw and packaging material costs and the increasingly difficult economic and labor environment in Venezuela, which likewise impacted unit volume in that country. Increasingly during the quarter, production at CP Venezuela was negatively impacted by labor issues that we understand also affected a number of other companies within the country. The decrease in Gross profit was partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. This increase in Selling, general and administrative expenses was primarily due to higher overhead expenses and higher advertising expenses, both as a percentage of Net sales. This increase in overhead expenses was mainly due to higher costs due to inflation, particularly in Venezuela.

Colgate’s strong leadership in oral care throughout Latin America continued during the quarter with year to date toothpaste market share gains led by Brazil, Chile, Uruguay and the Dominican Republic. Strong sales of Colgate Luminous White, Colgate Total Pro Gum Health and Colgate Triple Action Extra Whitening toothpastes contributed to growth throughout the region. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Surround, Colgate 360° Luminous White and Colgate Triple Action manual toothbrushes. In mouthwash, Colgate’s year-to-date market share is at a record high in the region with gains driven by Colgate Luminous White mouthwash and the relaunch of Colgate Plax mouthwash.

Products in other categories contributing to market share gains included Protex Men and Palmolive Naturals Pomegranate bar soaps, Speed Stick Naturals & Protect deodorant and the relaunch of Suavitel Good Bye Ironing fabric conditioner.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific Net sales in fourth quarter 2012 were even with the year ago period. Unit volume increased 2.5% with 1.0% lower pricing and 1.5% negative foreign exchange. Volume gains in Australia, Denmark and France more than offset volume declines in Germany and Iberia. Organic sales for Europe/South Pacific increased 1.5%.

Operating profit in Europe/South Pacific increased 14% in the fourth quarter of 2012 to $187 million, or 22.1% of Net sales. This increase in Operating profit was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was driven by savings from the Company’s funding-the-growth initiatives, which were partially offset by higher raw and packaging material costs. This decrease in Selling, general and administrative expenses was driven by lower overhead expenses.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains led by Germany, Austria, Norway, Czech Republic, Serbia, Croatia and Bulgaria. Successful premium products driving share gains include Colgate Total Pro Gum Health, Colgate Sensitive Pro-Relief Enamel Repair and Colgate Max White One toothpastes. In the manual toothbrush category, Colgate 360° Max White One and Colgate Total Pro Gum Health manual toothbrushes contributed to growth throughout the region.

Recent premium innovations contributing to strength in other product categories include Colgate Total Pro Gum Health and Colgate Sensitive Pro-Relief mouthwashes, Colgate 360° battery toothbrush, Sanex Zero% shower gel, Palmolive Ayurituel shower gels and liquid hand soaps inspired by ancient Indian Ayurvedic rituals and ingredients known traditionally to help restore the wellbeing of body and mind, Soupline Aroma Sensations fabric conditioner and Ajax Pure Home liquid cleaner.

Greater Asia/Africa (20% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 9.0% and 8.0%, respectively, during fourth quarter 2012. Volume gains were led by India, the Greater China region, Russia, the Philippines and South Africa. Pricing increased 2.0% and foreign exchange was negative 1.0%. Organic sales for Greater Asia/Africa increased 10.0%.

While Operating profit in Greater Asia/Africa increased 6% in the fourth quarter of 2012 to $215 million, it decreased as a percentage of Net Sales to 24.7%. This decrease in Operating profit as a percentage of Net sales was due to an increase in Selling, general and administrative expenses as a percentage of Net sales, which was partially offset by an increase in Gross profit as a percentage to Net sales. This increase in Gross profit was due to cost savings from the Company’s funding-the-growth initiatives and higher pricing, partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was driven by higher overhead expenses due to sales force expansion to support business growth and higher advertising expenses.

Colgate continued its toothpaste leadership in Greater Asia, driven by market share gains in India, China, Malaysia, Singapore and Hong Kong. Successful new products including Colgate Optic White, Colgate Total Pro Gum Health, Darlie Enamel and Darlie Expert White toothpastes contributed to growth throughout the region.

Successful products contributing to growth in other categories in the region include Colgate Slim Soft and Colgate 360° Surround manual toothbrushes, Colgate Optic White and Colgate Plax Fruity Fresh mouthwashes and Protex for Men shower gel.

Hill’s Pet Nutrition (13% of Company Sales)

Hill’s Net sales decreased 1.0% during fourth quarter 2012. Unit volume decreased 2.5%, pricing increased 2.5% and foreign exchange was negative 1.0%. Volume declines in the U.S., Europe and Japan were partially offset by volume gains in Brazil and South Africa. Hill’s organic sales were even with the year ago period.

Hill’s Operating profit decreased 2% in the fourth quarter of 2012 to $149 million, or 26.7% of Net sales. This decrease in Operating profit as a percentage of Net sales was due to an increase in Selling, general and administrative expenses as a percentage of Net sales, which was partially offset by an increase in Gross profit as a percentage to Net sales. This increase in Gross profit was driven by cost savings from the Company’s funding-the-growth initiatives and higher pricing, which were partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was primarily due to higher overhead and advertising expenses.

Recent new product introductions contributing to sales in the U.S. include Science Diet Ideal Balance canine and feline, which combine natural ingredients with the power of advanced nutrition in one balanced package, Science Diet Tender Dinners feline, Prescription Diet i/d Canine Low Fat GI Restore, specially formulated to help manage gastrointestinal disorders, and the relaunch of Science Diet Canine with new formulas and improved package design.

New pet food products contributing to international sales include new flavors for Prescription Diet i/d, k/d and c/d pouches, the launch of Science Plan and Science Plan VetEssentials pouches, reformulated Science Plan Puppy Large Breed, Prescription Diet y/d Feline Thyroid Health, reformulated Science Plan Adult and Mature Adult Canine and Feline with improved taste and the relaunch of Science Plan Nature’s Best with upgraded ingredients and package design.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

The Company’s annual meeting of shareholders is currently scheduled for Friday, May 10, 2013.

Substantially all market share data included in this press release is compiled from data as measured by Nielsen.

Explanatory Note Regarding Currency Neutral Calculations

Diluted earnings per share growth, on a currency neutral basis, for full year 2012 eliminates from Diluted earnings per share growth (GAAP) the impact of the items described in Table 9 and the period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of calculating Diluted earnings per share growth, on a currency neutral basis, full year 2012 local currency results, which include the impact of foreign currency transaction gains and losses, are translated into U.S. dollars using 2011 average foreign exchange rates.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations, exchange controls, price controls and labor unrest, including in Venezuela, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s Condensed Consolidated Income Statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and excluding charges resulting from the implementation of the 2012 Restructuring Program, costs related to the sale of land in Mexico, costs associated with various business realignment and other cost-saving initiatives, the gain from the sale of the Company’s non-core laundry detergent business in Colombia and the charge for a French competition law matter (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three and twelve months ended December 31, 2012 and 2011 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and twelve months ended December 31, 2012 vs 2011 included with this release for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the twelve months ended December 31, 2012 and 2011 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for fourth quarter results.)

Table 1

Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Three Months Ended December 31, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2012	2011

Net sales	$4,286	$4,172

Cost of sales	1,781	1,779

Gross profit	2,505	2,393

Gross profit margin	58.4%	57.4%

Selling, general and administrative expenses	1,487	1,444

Other expense, net	76	26

Operating profit	942	923

Operating profit margin	22.0%	22.1%

Interest (income) expense, net	(5)	15

Income before income taxes	947	908

Provision for income taxes	311	283

Effective tax rate	32.8%	31.2%

Net income including noncontrolling interests	636	625

Less: Net income attributable to noncontrolling interests	38	35

Net income attributable to Colgate-Palmolive Company	$598	$590

Earnings per common share
Basic	$1.27	$1.22
Diluted	$1.26	$1.21

Average common shares outstanding
Basic	472.0	483.8
Diluted	476.0	487.5

Table 2

Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Twelve Months Ended December 31, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2012	2011

Net sales	$17,085	$16,734

Cost of sales	7,153	7,144

Gross profit	9,932	9,590

Gross profit margin	58.1%	57.3%

Selling, general and administrative expenses	5,930	5,758

Other (income) expense, net	113	(9)

Operating profit	3,889	3,841

Operating profit margin	22.8%	23.0%

Interest expense, net	15	52

Income before income taxes	3,874	3,789

Provision for income taxes	1,243	1,235

Effective tax rate	32.1%	32.6%

Net income including noncontrolling interests	2,631	2,554

Less: Net income attributable to noncontrolling interests	159	123

Net income attributable to Colgate-Palmolive Company	$2,472	$2,431

Earnings per common share
Basic	$5.19	$4.98
Diluted	$5.15	$4.94

Average common shares outstanding
Basic	476.1	488.3
Diluted	480.1	492.0

Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of December 31, 2012 and 2011

(Dollars in Millions) (Unaudited)

		December 31,	December 31,
		2012	2011

	Cash and cash equivalents	$884	$878
	Receivables, net	1,668	1,675
	Inventories	1,365	1,327
	Other current assets	639	522
	Property, plant and equipment, net	3,842	3,668
	Other assets, including goodwill and intangibles	4,996	4,654
	Total assets	$13,394	$12,724

	Total debt	$5,230	$4,810
	Other current liabilities	3,432	3,336
	Other non-current liabilities	2,342	2,037
	Total liabilities	11,004	10,183
	Total Colgate-Palmolive Company shareholders' equity	2,189	2,375
	Noncontrolling interests	201	166
	Total liabilities and shareholders' equity	$13,394	$12,724

	Supplemental Balance Sheet Information
	Debt less cash, cash equivalents and marketable securities*	$4,230	$3,860
	Working capital % of sales	0.7%	0.7%

*	Marketable securities of $116 and $72 as of December 31, 2012 and 2011, respectively, are included in Other current assets.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Twelve Months Ended December 31, 2012 and 2011

(Dollars in Millions) (Unaudited)

	2012	2011

Operating Activities
Net income including noncontrolling interests	$2,631	$2,554
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	425	421
Restructuring and termination benefits, net of cash	35	103
Gain before tax on sales of non-core product lines	-	(207)
Voluntary benefit plan contributions	(101)	(178)
Stock-based compensation expense	120	122
Deferred income taxes	63	88
Cash effects of changes in:
Receivables	19	(130)
Inventories	(21)	(130)
Accounts payable and other accruals	(5)	199
Other non-current assets and liabilities	30	54
Net cash provided by operations	3,196	2,896

Investing Activities
Capital expenditures	(565)	(537)
Sale of property and non-core product lines	72	263
Purchases of marketable securities and investments	(545)	(356)
Proceeds from sale of marketable securities and investments	147	423
Payment for acquisitions, net of cash acquired	(29)	(966)
Other	55	(40)
Net cash used in investing activities	(865)	(1,213)

Financing Activities
Principal payments on debt	(5,011)	(4,429)
Proceeds from issuance of debt	5,452	5,843
Dividends paid	(1,277)	(1,203)
Purchases of treasury shares	(1,943)	(1,806)
Proceeds from exercise of stock options and excess tax benefits	478	353
Net cash used in financing activities	(2,301)	(1,242)

Effect of exchange rate changes on Cash and cash equivalents	(24)	(53)
Net increase in Cash and cash equivalents	6	388
Cash and cash equivalents at beginning of period	878	490
Cash and cash equivalents at end of period	$884	$878

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$3,196	$2,896
Less: Capital expenditures	(565)	(537)
Free cash flow before dividends	$2,631	$2,359

Income taxes paid	$1,280	$1,007

Table 5

Colgate-Palmolive Company

Segment Information

For the Three and Twelve Months Ended December 31, 2012 and 2011

(Dollars in Millions) (Unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2012	2011	2012	2011
	Net sales
	Oral, Personal and Home Care

	North America	$786	$757	$3,096	$2,995
	Latin America	1,223	1,207	4,907	4,778
	Europe/South Pacific	848	847	3,417	3,508
	Greater Asia/Africa	870	797	3,505	3,281

	Total Oral, Personal and Home Care	3,727	3,608	14,925	14,562

	Pet Nutrition	559	564	2,160	2,172

	Total Net sales	$4,286	$4,172	$17,085	$16,734

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2012	2011	2012	2011
	Operating profit
	Oral, Personal and Home Care

	North America	$236	$192	$834	$791
	Latin America	348	364	1,430	1,414
	Europe/South Pacific	187	164	747	715
	Greater Asia/Africa	215	203	886	807

	Total Oral, Personal and Home Care	986	923	3,897	3,727

	Pet Nutrition	149	152	589	560
	Corporate(1)	(193)	(152)	(597)	(446)

	Total Operating profit	$942	$923	$3,889	$3,841

	Note:
(1)	Corporate operations include costs related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

	Corporate Operating profit for the three months ended December 31, 2012 includes charges of $89 related to the 2012 Restructuring Program and costs of $4 related to the sale of land in Mexico.

	Corporate Operating profit for the twelve months ended December 31, 2012 includes charges of $89 related to the 2012 Restructuring Program, costs of $21 associated with global business realignment and other cost-saving initiatives and costs of $24 related to the sale of land in Mexico.

	Corporate Operating profit for the three months ended December 31, 2011 included costs of $22 associated with global business realignment and other cost-saving initiatives, costs of $6 related to the sale of land in Mexico and a $21 charge for a competition law matter in France related to a divested detergent business.

	Corporate Operating profit for the twelve months ended December 31, 2011 included a gain on the sale of the Company's non-core laundry detergent business in Colombia of $207, costs of $190 associated with global business realignment and other cost-saving initiatives, costs of $13 related to the sale of land in Mexico and a $21 charge for a competition law matter in France related to a divested detergent business.

Table 6

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended December 31, 2012 vs 2011

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	2.5%	4.0%	1.5%	1.5%	1.5%	2.5%	(1.5)%

Europe/South Pacific	-%	1.5%	2.5%	2.5%	2.5%	(1.0)%	(1.5)%

Latin America	1.5%	4.0%	(1.5)%	(1.0)%	(1.0)%	5.0%	(2.0)%

Greater Asia/Africa	9.0%	10.0%	8.0%	8.0%	8.0%	2.0%	(1.0)%

Total International	3.0%	5.0%	2.5%	2.5%	2.5%	2.5%	(2.0)%

North America	4.0%	3.5%	1.5%	1.5%	1.5%	2.0%	0.5%

Total CP Products	3.5%	4.5%	2.0%	2.0%	2.0%	2.5%	(1.0)%

Hill's	(1.0)%	-%	(2.5)%	(2.5)%	(2.5)%	2.5%	(1.0)%

Emerging Markets (1)	4.5%	6.0%	2.5%	2.5%	2.5%	3.5%	(1.5)%

Developed Markets	1.0%	2.0%	1.0%	1.0%	1.0%	1.0%	(1.0)%

Notes:

(1) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

Table 7

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Twelve Months Ended December 31, 2012 vs 2011

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company (1) (2)	2.0%	6.0%	3.0%	3.0%	3.5%	3.0%	(4.0)%

Europe/South Pacific (1)	(2.5)%	(0.5)%	4.0%	1.0%	4.0%	(1.5)%	(5.0)%

Latin America (2)	2.5%	10.5%	2.5%	4.0%	4.0%	6.5%	(6.5)%

Greater Asia/Africa (1)	7.0%	11.0%	7.5%	7.0%	7.5%	4.0%	(4.5)%

Total International	2.5%	7.5%	4.5%	4.0%	5.0%	3.5%	(5.5)%

North America	3.5%	3.5%	2.0%	2.0%	2.0%	1.5%	-%

Total CP Products	2.5%	6.5%	4.0%	3.5%	4.5%	3.0%	(4.5)%

Hill's	(0.5)%	1.5%	(2.5)%	(2.5)%	(2.5)%	4.0%	(2.0)%

Emerging Markets (3)	4.0%	10.0%	4.0%	5.0%	5.0%	5.0%	(5.0)%

Developed Markets	0.5%	1.5%	2.0%	0.5%	2.0%	1.0%	(2.5)%

Notes:

(1) The Sanex business was acquired on June 20, 2011.
The impact of the Sanex acquisition on twelve months sales and volume was 0.5% for the Total Company, 3.0% for Europe/South Pacific and 0.5% for Greater Asia/Africa.

(2) The Company's non-core laundry detergent business in Colombia was sold on July 29, 2011.
The impact of the sale of the Company's non-core laundry detergent business in Colombia on twelve months sales and volume was 0.5% for the Total Company and 1.5% for Latin America.

(3) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

Table 8

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended December 31, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2012	2011
Gross profit, GAAP	$2,505	$2,393
2012 Restructuring Program	2	-
Costs related to the sale of land in Mexico	4	-
Business realignment and other cost-saving initiatives	-	16
Gross profit, non-GAAP	$2,511	$2,409

			Basis Point
Gross Profit Margin	2012	2011	Change
Gross profit margin, GAAP	58.4%	57.4%	100
2012 Restructuring Program	0.1%	-
Costs related to the sale of land in Mexico	0.1%	-
Business realignment and other cost-saving initiatives	-	0.3%
Gross profit margin, non-GAAP	58.6%	57.7%	90

Selling, General and Administrative Expenses	2012	2011
Selling, general and administrative expenses, GAAP	$1,487	$1,444
2012 Restructuring Program	(6)	-
Costs related to the sale of land in Mexico	-	-
Business realignment and other cost-saving initiatives	-	(5)
Selling, general and administrative expenses, non-GAAP	$1,481	$1,439

Selling, General and Administrative Expenses as a Percentage of Net Sales	2012	2011	Basis Point Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	34.7%	34.6%	10
2012 Restructuring Program	(0.1)%	-
Costs related to the sale of land in Mexico	-	-
Business realignment and other cost-saving initiatives	-	(0.1)%
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	34.6%	34.5%	10

Other (Income) Expense, Net	2012	2011
Other (income) expense, net, GAAP	$76	$26
2012 Restructuring Program	(81)	-
Costs related to the sale of land in Mexico	-	(6)
Business realignment and other cost-saving initiatives	-	(1)
Charge for a French competition law matter	-	(21)
Other (income) expense, net, non-GAAP	$(5)	$(2)

Operating Profit	2012	2011	% Change
Operating profit, GAAP	$942	$923	2%
2012 Restructuring Program	89	-
Costs related to the sale of land in Mexico	4	6
Business realignment and other cost-saving initiatives	-	22
Charge for a French competition law matter	-	21
Operating profit, non-GAAP	$1,035	$972	6%

			Basis Point
Operating Profit Margin	2012	2011	Change
Operating profit margin, GAAP	22.0%	22.1%	(10)
2012 Restructuring Program	2.0%	-
Costs related to the sale of land in Mexico	0.1%	0.2%
Business realignment and other cost-saving initiatives	-	0.5%
Charge for a French competition law matter	-	0.5%
Operating profit margin, non-GAAP	24.1%	23.3%	80

Net Income Attributable to Colgate-Palmolive Company	2012	2011	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$598	$590	1%
2012 Restructuring Program	70	-
Costs related to the sale of land in Mexico	3	4
Business realignment and other cost-saving initiatives	-	19
Charge for a French competition law matter	-	21
Net income attributable to Colgate-Palmolive Company, non-GAAP	$671	$634	6%

Earnings Per Common Share, Diluted (1)	2012	2011	% Change
Earnings per common share, diluted, GAAP	$1.26	$1.21	4%
2012 Restructuring Program	0.14	-
Costs related to the sale of land in Mexico	0.01	0.01
Business realignment and other cost-saving initiatives	-	0.04
Charge for a French competition law matter	-	0.04
Earnings per common share, diluted, non-GAAP	$1.41	$1.30	8%

(1) The impact of non-GAAP adjustments on the diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

Table 9

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Twelve Months Ended December 31, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2012	2011
Gross profit, GAAP	$9,932	$9,590
2012 Restructuring Program	2	-
Costs related to the sale of land in Mexico	24	-
Business realignment and other cost-saving initiatives	5	44
Gross profit, non-GAAP	$9,963	$9,634

			Basis Point
Gross Profit Margin	2012	2011	Change
Gross profit margin, GAAP	58.1%	57.3%	80
2012 Restructuring Program	-	-
Costs related to the sale of land in Mexico	0.2%	-
Business realignment and other cost-saving initiatives	-	0.3%
Gross profit margin, non-GAAP	58.3%	57.6%	70

Selling, General and Administrative Expenses	2012	2011
Selling, general and administrative expenses, GAAP	$5,930	$5,758
2012 Restructuring Program	(6)	-
Costs related to the sale of land in Mexico	-	-
Business realignment and other cost-saving initiatives	(14)	(10)
Selling, general and administrative expenses, non-GAAP	$5,910	$5,748

Selling, General and Administrative Expenses as a Percentage of Net Sales	2012	2011	Basis Point Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	34.7%	34.4%	30
2012 Restructuring Program	-	-
Costs related to the sale of land in Mexico	-	-
Business realignment and other cost-saving initiatives	(0.1)%	(0.1)%
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	34.6%	34.3%	30

Other (Income) Expense, Net	2012	2011
Other (income) expense, net, GAAP	$113	$(9)
2012 Restructuring Program	(81)	-
Costs related to the sale of land in Mexico	-	(13)
Business realignment and other cost-saving initiatives	(2)	(136)
Gain on sale of non-core laundry detergent business in Colombia	-	207
Charge for a French competition law matter	-	(21)
Other (income) expense, net, non-GAAP	$30	$28

Operating Profit	2012	2011	% Change
Operating profit, GAAP	$3,889	$3,841	1%
2012 Restructuring Program	89	-
Costs related to the sale of land in Mexico	24	13
Business realignment and other cost-saving initiatives	21	190
Gain on sale of non-core laundry detergent business in Colombia	-	(207)
Charge for a French competition law matter	-	21
Operating profit, non-GAAP	$4,023	$3,858	4%

			Basis Point
Operating Profit Margin	2012	2011	Change
Operating profit margin, GAAP	22.8%	23.0%	(20)
2012 Restructuring Program	0.5%	-
Costs related to the sale of land in Mexico	0.1%	0.1%
Business realignment and other cost-saving initiatives	0.1%	1.1%
Gain on sale of non-core laundry detergent business in Colombia	-	(1.2)%
Charge for a French competition law matter	-	0.1%
Operating profit margin, non-GAAP	23.5%	23.1%	40

Net Income Attributable to Colgate-Palmolive Company	2012	2011	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$2,472	$2,431	2%
2012 Restructuring Program	70	-
Costs related to the sale of land in Mexico	18	9
Business realignment and other cost-saving initiatives	14	147
Gain on sale of non-core laundry detergent business in Colombia	-	(135)
Charge for a French competition law matter	-	21
Net income attributable to Colgate-Palmolive Company, non-GAAP	$2,574	$2,473	4%

Earnings Per Common Share, Diluted (1)	2012	2011	% Change
Earnings per common share, diluted, GAAP	$5.15	$4.94	4%
2012 Restructuring Program	0.14	-
Costs related to the sale of land in Mexico	0.04	0.02
Business realignment and other cost-saving initiatives	0.03	0.30
Gain on sale of non-core laundry detergent business in Colombia	-	(0.27)
Charge for a French competition law matter	-	0.04
Earnings per common share, diluted, non-GAAP	$5.36	$5.03	7%

(1) The impact of non-GAAP adjustments on the diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291